Exhibit 99.1

Overseas Shipholding Group Announces Settlement Reached in Proskauer Rose Lawsuit

New York, NY – February 12, 2016 – Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) (the “Company” or “OSG”) announced today that it has reached a final settlement with Proskauer Rose LLP and certain of its partners in connection with the previously disclosed lawsuit brought against that firm by the Company . As part of the settlement, Proskauer Rose LLP has agreed to release the claims it asserted against current and former officers of the Company, including James Edelson and Myles Itkin.

“We are pleased to have reached an agreement to settle this case that we believe is in the best interests of the Company and other stakeholders,” said Captain Ian T. Blackley, OSG’s president and CEO. “By reaching a final settlement we also eliminate the distractions that come with any litigation allowing us to focus our full attention on adding value to the business.”

The Company has been advised that, in connection with the settlement, Proskauer plans to issue a press release. OSG has not approved the contents of Proskauer’s press release, nor have any of its current or former executives.

The Company will be issuing a subsequent press release to provide additional details to Class B securities holders with regards to settlement distribution information and conversion of Class B common stock to Class A common stock and Class B warrants to Class A warrants.

About OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends and list securities and its prospects, including statements regarding trends in the tanker and articulated tug/barge markets, and including prospects for certain strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Company’s Annual Report for 2014 on Form 10-K under the caption “Risk Factors” and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, Overseas Shipholding Group, Inc.

(212) 578-1645

btanner@osg.com